Exhibit 99.1

SinoCoking Announces Fiscal Fourth Quarter and Fiscal Year 2010 Financial Results

Management to host conference call on October 4, 2010 at 9:00 am ET, which will include Fiscal Year 2011 Guidance

PINGDINGSHAN, China, Oct. 4  -- SinoCoking Coal and Coke Chemical Industries, Inc. (Nasdaq: SCOK) (the "Company" or "SinoCoking"), a vertically-integrated coal and coke processor, announced financial results for the fourth quarter and fiscal year ended June 30, 2010.

Three Months Ended June 30, 2010

Fourth Quarter Results (three months ended June 30)
(USD)	Q4 2010		Q4 2009	CHANGE
Sales	$10.9 million		$15.5 million	-29.7%
Gross Profit	$1.7 million		$7.6 million	-77.6%
GAAP Net Income	$ 64.5 million		$6.3 million	923.8%
Adjusted Net Income	$ 0.6 million	(1)	$6.3 million	-89.8%
GAAP EPS (Diluted)	$2.91		$0.48	504.3%
Adjusted EPS (Diluted)	$0.03	(1)	$0.48	-94.0%
Weighted Avg. Shares Outstanding-diluted	22.2 million		13.1 million	69.5%
(1) Excludes non-cash gain of 63.9 million for the changes in fair value of warrants.

Fiscal Year 2010 Results (ended June 30)
(USD)	FY 2010		FY 2009	CHANGE
Sales	$59.0 million		$51.4 million	14.8%
Gross Profit	$22.5 million		$23.9 million	-5.9%
GAAP Net Income	$38.9 million		$17.0 million	128.8%
Adjusted Net Income	$14.9 million	(1)	$17.0 million	-12.4%
GAAP EPS (Diluted)	$2.44		$1.29	89.0%
Adjusted EPS (Diluted)	$0.94	(1)	$1.29	-27.1%
Weighted Avg. Shares Outstanding-diluted	15. 9 million		13.1 million	21.5%
(1) Excludes non-cash gain of $24.0 million for the changes in fair value of warrants.

Revenues

Revenues for the fiscal fourth quarter of 2010 were down 29.7% due primarily to coal products revenue, which include washed and raw coal, declining 47% to $5.8 million. Sales of coking products were about the same level as the same period last year.

Cost of Goods Sold

Cost of goods sold were $9.2 million for the fourth quarter of 2010, compared to $7.9 million for the fourth quarter of 2009, an increase of 16.5%.

Gross Profit

Gross profit decreased 77.6% to $1.7 million in the fourth quarter of 2010, from $7.6 million in the fourth quarter of 2009. Gross margins were 15.8% for the three months ended June 30, 2010, compared to 49.1% in the same period last year due to lower coke prices and higher costs for coal purchased from third parties.

Operating Expenses

Operating expenses were $0.6 million, down $.7 million, or 54.6%, from June 30, 2009. Operating margins were 10.3% and 40.5% in fiscal fourth quarter 2010 and 2009, respectively.

Provision for Income Taxes

Income tax expense was $0.30 million versus a $0.18 million tax benefit in fiscal fourth quarter 2009. The Company benefited from tax incentives available through the PRC government's stimulus program last fiscal year.

GAAP Net Income

GAAP net income was $64.5 million for fiscal fourth quarter 2010 compared to $6.3 million in fiscal fourth quarter 2009. Diluted earnings per share in the fiscal fourth quarter 2010 were $2.91 as compared to $0.48 in the fourth quarter of 2009, based on 22.2 million and 13.1 million diluted weighted average shares outstanding, respectively.

Adjusted Net Income and Adjusted EPS

Adjusted net income excluding non-cash gains of $63.9 related to the fair value of warrants fell by 89.8% to $0.6 million at June 30, 2010 from $6.3 million at March 31, 2010. The Company had no warrant liability at June 30, 2009 and March 31, 2009. Adjusted EPS was $0.03 in fiscal fourth quarter 2010 compared to $0.48 in fiscal fourth quarter 2009. The weighted average shares outstanding increased 69.5% to 22.2 million shares from 13.1 million shares, reflecting higher share count resulting from the equity financing in fiscal third quarter 2010.

Twelve Months Ended June 30, 2010

Revenues

Total revenues increased by approximately $7.6 million, or 14.8%, to $59.0 million for the twelve months ended June 30, 2010, led by strong growth in coal product sales. Starting from the second quarter of fiscal 2010, the Henan province government commenced its consolidation process for all local private coal mines, which resulted in a reduction in the available coal supply and an increase in coal prices. The Company's coal product revenues, which include washed and raw coal, increased 52.6% to $30.1 million, benefited from pricing increases in all product segments. Sales of its coking products were down 8.6%, from $31.7 million to $29.0 million, due to lower demand.

	Revenues
	Coke Products		Coal Products	Total
Revenues
Fiscal Year 2009	$31,706,265		$19,689,727	$51,395,992
Fiscal Year 2010	28,974,918		30,052,572	59,027,490
Increase (decrease) in US$	$(2,731,347)		$10,362,845	$7,631,498
% Increase (decrease) in US$	(8.61	) %	52.63%	14.85%
Quantity Sold (metric tons)
Fiscal Year 2009	162,277		284,840	447,117
Fiscal Year 2010	139,093		424,977	564,069
Increase (decrease)	(23,184)		140,137	116,952
% Increase (decrease)	(14.29)%		49.20%	26.16%

Average Sale Prices	Coke	Coal Tar	Raw Coal	Washed Coal
Fiscal Year 2009	$197	$153	$58	$119
Fiscal Year 2010	208	214	62	127
Increase (decrease) in US$	11	61	4	8
% Increase (decrease) in US	$5.60%	39.87%	6.90%	6.72%

Cost of Goods Sold

Cost of goods sold increased 32.9% to $36.6 million in fiscal 2010 from $27.5 million last year primarily due to a sharp increase in coal trading activity. The Company increased its purchase of raw coal from external suppliers, which resulted in higher input costs compared to raw coal sourced from its own coal mines.

Gross Profit

Gross profit decreased approximately 6% or $1.4 million due to higher raw coal costs and a lower percentage sales contribution from coking products. Gross margins declined 840 basis points from 46.4% in fiscal 2009 to 38.0% in fiscal 2010.

Operating Expenses

Operating expenses increased 7.2% to $2.8 million, while selling expenses dropped 32.5% to $0.5 million due lower transportation costs. General and administrative expenses rose 22.5% to $2.3 million due to higher public company expenses and higher startup costs related to the new coking facility.

Provision for Income Taxes

Income tax expense was $4.5 million, an increase of 29.4% from $3.5 million in fiscal 2009. The higher income tax rate in fiscal 2010 was a result of the Company receiving more tax exemptions in fiscal 2009 from the government's stimulus program.

GAAP Net Income

GAAP net income was $38.9 million for fiscal 2010 compared to $17.0 million in fiscal 2009. GAAP diluted EPS for the twelve months ended June 30, 2010 was $2.44 based on 15.9 million average diluted shares outstanding, compared to $1.29 and 13.1 million last year, respectively.

Adjusted Net Income and Adjusted EPS

Adjusted net income excludes the $24.0 million non-cash gain from the change in fair value of warrants. The Company did not have warrant liability at June 30, 2009.  The adjusted earnings per share was $0.94 and $1.29 based on 15.9 million and 13.1 million diluted shares for the fiscal year of 2010 and 2009, respectively.

See "Reconciliation of GAAP Net Income to Adjusted Net Income" table below:

	Fiscal
	2010	2009
Net income	$38,934,497	$16,967,935

Change in fair value of warrant liabilities	(24,016,407)	-
Adjusted net income	$14,918,090	$16,967,935

Earnings per share - basic	$2.49	$1.29
Earnings per share- diluted	$2.44	$1.29

Adjusted earnings per share - basic	$0.95	$1.29
Adjusted earnings per share - diluted	$0.94	$1.29

Weighted average number of common shares - basic	15,623,823	13,117,952
Weighted average number of common shares - diluted	15,942,451	13,117,952

Liquidity and Capital Resources

The Company had approximately $17.4 million of cash and $22.9 million of restricted cash at June 30, 2010, compared to $0.3 million and $0 in the same period last year, respectively. The company used $17,010,000 as collateral and obtained a RMB 100,000,000 loan for its investment into new coking facilities and mine acquisitions. This loan transaction was for the purpose of temporarily exchanging US dollars into Chinese currency before finishing the proper process of currency exchange. The company also used approximately $5.8 million as collateral to obtain a $11.6 million 6-month note. The 6 month period begins from the time when the money is drawn down.  Working capital increased from $3.5 million in fiscal 2009 to $36.6 million in fiscal 2010, due primarily to the $44 million private equity offering completed in the fiscal third quarter of 2010. SinoCoking had $14.7 million of bank loans outstanding at June 30, 2010 versus $2.2 million at June 30, 2009. Cash flows from operations grew by 49.5% during fiscal 2010 to $17.8 million.

Fiscal 2011 Guidance

Management will provide guidance prior to its Monday, October 4 conference call.

Business Updates

Mining Operations

The Company's Baofeng mine, along with all other mines with annual production capacity between 150,000 and 300,000, has temporarily stopped production since late June 2010 due to the Henan Province authorities' consolidation plan. Under the consolidation plan, mining companies below an aggregated one million metric ton annual production threshold need to be consolidated to reach such capacity by March 31, 2011. As the only private mining company in Pingdingshan to be granted consolidator status, SinoCoking is in active discussions with 20 private mining companies that collectively represent 3 million metric tons of combined annual capacity and will complete an additional 4 acquisitions before the March 31st deadline, and 9 in total by the end of the fiscal 2011 including the 2 previously announced. Including these two mining acquisitions announced in July with a combined annual production capacity of 300,000 metric tons, SinoCoking currently has 550,000 metric tons of total mining capacity when operations commence. The Company is making its best effort to reach the aggregated one million metric ton annual capacity threshold needed to be a qualified coal mining company and feels very confident it will reach this goal.

On September 10, 2010, The Company announced it had signed a long term agreement with Zhengyun Coal Distribution Co., Ltd., to purchase up to 3 million metric tons of raw and washed coal per year. Zhengyun Coal is a subsidiary and the sales division of Zhengzhou Coal Industry Group, one of the top six state-owned coal-mining companies in Henan Province. Pursuant to this agreement, SinoCoking will utilize the raw coal and washed coal for its processing, coking and trading operations. Utilizing innovative processing techniques developed at SinoCoking, the company will process and select 60% level 10 lean cleaned coal from the raw coal provided by Zhengzhou Coal. This kind of washed coal has very key support properties (like a skeleton) in the manufacturing of coke in large facilities, is only produced in Henan, and has a very limited supply in the market. The company is currently producing trial production and plans to sell this product to the market in October.  They will keep confidential this processing technique to extend the life of its' competitive advantage. This will increase the company's product categories and secure more than 50% of the high quality and low cost material supply for the 900,000 ton new coking facility as well as increase profitability. With the company's extensive experience in coal manufacturing, processing, and trading as well as favorable prices and stable supply of 3 million tons from this strategic agreement, the Company expects coal trading and coking to become an increasing source of profits and cash flows for fiscal 2011.

Coking Operations

SinoCoking commenced construction on a new coking facility near its current operations in Pingdingshan city on March 3, 2010. The new facility, with an estimated 900,000 metric tons per year capacity, will allow the Company to use a broader range of coal inputs compared to its existing coking plan, thereby reducing the input costs. The facility will also increase the number of higher-margin byproducts the Company is able to sell, including benzol, sulfur and ammonium sulfate. At full capacity, assuming current spot prices for coke and various byproducts, this facility will have the potential to generate approximately $100-$110 million of revenues and $20-$25 million of net income per year.

The Company projected approximately $70 million of capital expenditures to complete construction of the new coking facility. Through June 30, 2010, $24.5 million has been spent. Management expects to complete construction by June, 2011 and commence production by the same time with 80% full capacity.

In 2008, the Pingdingshan Municipal Bureau of Land and Resources announced plans to phase out coking factories with a furnace height of less than 4.3 meters in the next two to three years. As a part of its ongoing efforts to reduce air pollution, the PRC government has also created a list of small, inefficient coking facilities to be closed by December 31, 2010. SinoCoking's existing 250,000 metric ton coking facility meets the requirement for environmental friendly operation and usage of recycled energy and won't have to be shut down as the company's power plant absorbs the coal gas emissions and uses these emissions to generate power for the facility.   It is also estimated that the coke supply in the near future will decrease and as a result, the Company expects better market conditions for coke.

Conference Call

Mr. Jianhua Lv, Chairman and CEO, and Mr. Sam Wu, CFO, will host an earnings conference at 9:00 am EDT on Monday, October 4, 2010. To attend the call, please use the dial in information below. When prompted, ask for the "SinoCoking and Coke Chemical Industries Corporate Update Call" and/or be prepared to provide the conference ID.

Date:	Monday, October 4, 2010
Time:	9:00 am Eastern
Conference Line Dial-In (U.S.):	1-877-941-1427
International Dial-In:	1-480-629-9664
Conference ID:	4370489
Webcast:	http://viavid.net/detailpage.aspx?sid=00007B47

Please dial in at least 10-minutes before the call to ensure timely participation.

A playback of the call will be available from 12:00 Noon Eastern Time on October 4, 2010 until 11:59 pm Eastern Time on October 11, 2010. To listen, call 1-877-870-5176 within the United States or 1-858-384-5517 when calling internationally. Please use the replay pin number 4370489.

This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/detailpage.aspx?sid=00007B47 or at ViaVid's website at http://www.viavid.net, where the webcast can be accessed through October 11, 2010.

About SinoCoking

SinoCoking Coal and Coke Chemical Industries, Inc., a Florida corporation (Nasdaq: SCOK), is a vertically-integrated coal and coke processor that uses coal from both its own mines and that of third-party mines to produce basic and value-added coal products for steel manufacturers, power generators, and various industrial users. SinoCoking currently has mining rights and capacity to extract 300,000 tons of coal per year from its own mines located in the Henan Province in central China. SinoCoking has been producing metallurgical coke since 2002, and acts as a key supplier to regional steel producers in central China. SinoCoking also produces and supplies thermal coal to its customers in central China. SinoCoking, a Florida corporation, owns its assets and conducts its operations through its subsidiaries, Top Favour Limited, a British Virgin Islands holding company, Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd. ("Hongyuan"), Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd. ("Hongli"), Baofeng Coking Factory, Baofeng Hongchang Coal Co., Ltd. and Baofeng Hongguang Environment Protection Electricity Generating Co., Ltd.

For further information about SinoCoking, please refer to our periodic reports filed with the Securities and Exchange Commission.

Forward Looking Statement

This press release contains forward-looking statements, particularly as related to, among other things, the business plans of the Company, statements relating to goals, plans and projections regarding the Company's financial position and business strategy. The words or phrases "plans", "would be," "will allow," "intends to," "may result," "are expected to," "will continue," "anticipates," "expects," "estimate," "project," "indicate," "could," "potentially," "should," "believe," "think", "considers" or similar expressions are intended to identify "forward-looking statements." These forward-looking statements fall within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and are subject to the safe harbor created by these sections. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of local, regional, and global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place undue reliance on such statements. The Company does not undertake, and the Company specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement. Actual results may differ materially from the Company's expectations and estimates. The Company provides no assurances that any potential acquisitions will actually be consummated, or if consummated that such acquisitions will be on terms and conditions anticipated on the date of this press release, and the Company makes no assurances with regard to any results of any such acquisitions.

SinoCoking Coal and Coke Chemical Industries, Inc.

Sam Wu

Chief Financial Officer

Tel: +86-375-2882-999

Email: wuzan@vip.sina.com

Financial Tables:

CONSOLIDATED BALANCE SHEETS

ASSETS
	June 30, 2010	June 30, 2009

CURRENT ASSETS
Cash	$17,403,008	$278,399
Restricted cash	22,902,000	-
Loans receivable	2,513,308	-
Notes receivable	1,045,830	358,808
Accounts receivable, trade, net	5,304,684	6,454,663
Other receivables	479,121	225,288
Other receivables - related parties	477,052	-
Inventories	2,261,816	107,187
Advances to suppliers	5,509,780	8,364,448
Total current assets	57,896,599	15,788,793

PLANT AND EQUIPMENT, net	20,930,413	16,954,659

OTHER ASSETS
Prepayments for land use rights	5,074,485	-
Prepayments for mine acquisitions	8,858,398	-
Prepayments for construction of new operating plant	16,789,806	7,462,008
Intangible - land use rights, net	1,892,292	1,945,811
Intangible - mineral rights, net	2,629,437	5,233,992
Other assets	103,110	102,550
Total other assets	35,347,528	14,744,361

Total assets	$114,174,540	$47,487,813

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable, trade	$291,750	$244,570
Notes payable	2,946,000	-
Short term loans - bank	14,730,000	2,219,475
Short term loans - others	515,550	1,098,750
Due to related party	51,381	1,540,337
Other payables and accrued liabilities	1,433,121	744,058
Customer deposits	106,830	3,751,327
Taxes payable	1,229,019	2,682,254
Total liabilities	21,303,651	12,280,771

OTHER LIABILITIES
Warrant derivative liability	30,436,087	-
Total other liabilities	30,436,087	-

Total liabilities	51,739,738	12,280,771

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, $0.001 par value, 100,000,000 authorized, 20,871,192 and 13,117,952 issued and outstanding as of June 30, 2010 and 2009, respectively	20,871	13,118
Additional paid-in capital	67,269	3,531,959
Statutory reserves	1,837,395	1,127,710
Retained earnings	59,373,726	29,754,451
Accumulated other comprehensive income	1,135,541	779,804
Total shareholders' equity	62,434,802	35,207,042

Total liabilities and shareholders' equity	$114,174,540	$47,487,813

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009

	2010	2009

REVENUE	$59,027,490	$51,395,992

COST OF REVENUE	36,577,438	27,523,329

GROSS PROFIT	22,450,052	23,872,663

OPERATING EXPENSES:
Selling	494,943	732,902
General and administrative	2,334,604	1,905,987
Total operating expenses	2,829,547	2,638,889

INCOME FROM OPERATIONS	19,620,505	21,233,774

OTHER INCOME (EXPENSE), NET
Finance expense, net	(293,190)	(914,072)
Other income (expense), net	107,799	139,823
Change in fair value of warrants	24,016,407	-
Total other income (expense), net	23,831,016	(774,249)

INCOME BEFORE INCOME TAXES	43,451,521	20,459,525

PROVISION FOR INCOME TAXES	4,517,024	3,491,590

NET INCOME	38,934,497	16,967,935

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments	355,737	74,264

COMPREHENSIVE INCOME	$39,290,234	$17,042,199

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
Basic	15,623,823	13,117,952
Diluted	15,942,451	13,117,952

EARNINGS PER SHARE
Basic	$2.49	$1.29
Diluted	$2.44	$1.29

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$38,934,497	$16,967,935
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	3,195,093	2,013,441
Amortization and depletion	2,685,745	2,877,364
Bad debt expense	216	293,000
Change in fair value of warrants	(24,016,407)	-
Additional capital increased by forfeited imputed interest	67,269	490,274
Capitalized interest	-	(35,914)
Reservation of mine maintenance fee	516,532	-
Change in operating assets and liabilities
Notes receivables	(682,133)	(358,808)
Accounts receivable, trade	1,179,942	(3,180,319)
Other receivables	(43,272)	774,999
Other receivables - related party	(416,620)	-
Inventories	(2,144,832)	100,353
Advances to suppliers	2,897,074	(6,710,962)
Accounts payable, trade	(173,590)	(3,346,930)
Other payables and accrued liabilities	893,161	(954,832)
Customer deposits	(3,649,307)	3,237,596
Taxes payable	(1,461,603)	(276,983)
Net cash provided by operating activities	17,781,765	11,890,214

CASH FLOWS FROM INVESTING ACTIVITIES:
Principal of loans receivable	(2,513,308)	-
Payments on equipment and construction-in-progress	(7,061,654)	(3,041,639)
Prepayment on land use rights	(5,052,782)	-
Prepayment on mine acquisitions	(8,820,510)	-
Prepayments on construction-in-progress	(13,876,235)	(7,462,008)
Refunds of long-term prepayments	4,420,634	0
Net cash used in investing activities	(32,903,855)	(10,503,647)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in restricted cash	(22,876,800)	-
Shareholder contribution	-	10,000
Proceeds from sale of common stock and warrants	44,069,610	-
Cash offering cost related to common stock	(2,263,391)	-
Cash proceeds from notes payables	2,933,400	-
Cash proceeds from short-term bank loans	14,667,001	-
Repayments to short-term bank loans	(2,222,051)	(1,180,790)
Cash proceeds from short-term loans - others	-	586,000
Repayment to short-term loans - others	(586,680)	-
Repayments to related parties	(1,550,552)	(5,247,852)
Net cash provided by (used in) financing activities	32,170,537	(5,832,642)

EFFECT OF EXCHANGE RATE ON CASH	76,162	19,345

INCREASE (DECREASE) IN CASH	17,124,609	(4,426,730)

CASH, beginning of year	278,399	4,705,129

CASH, end of year	$17,403,008	$278,399

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$8,902,126	$3,451,585
Cash paid for interest expense	$85,219	$286,194

NON-CASH TRANSACTIONS OF INVESTING AND FINANCING ACTIVITIES
Reclassification of long-term prepayments to other receivables due to contracts were cancelled	$208,271	$-
Warrants issued for placement agent fee	$9,751,882	$-